Exhibit 3.34

CODE OF BY-LAWS

CODE OF BY-LAWS

Table of Contents

		Page

ARTICLE I.	Meetings of Board	1

§1.	Organization of Meetings	1

§2.	Place of Meetings	1

§3.	Regular Meetings	1

§4.	Special Meetings	1

§5.	Order of Business	2

ARTICLE II.	Deposits and Bank Accounts	2

ARTICLE III.	Amendment of Code of By-Laws	2

CODE OF BY-LAWS

ARTICLE I
MEETINGS OF BOARD

Section 1.                                           Organization of Meetings.

At each meeting of the Board of Directors, the President or, in his absence, a Chairman chosen by a majority of the Directors present, shall act as Chairman, and the Secretary of the Company, or, if the Secretary not be present, any person whom the Chairman of the meeting shall appoint, shall act as Secretary of the meeting.

Section 2.                                           Place of Meetings.

The meetings of the Board shall be held at such place or places, within or without the State of Ohio, as may from time to time be fixed by the Board of Directors, or as shall be specified or fixed in the respective notices or waivers of notice thereof.

Section 3.                                           Regular Meetings.

Regular meetings of the Board will not be held unless this Code of By-Laws shall be amended to provide therefor.

Section 4.                                           Special Meetings.

Special meetings of the Board of Directors shall be held whenever called by the President, or by any two Directors. Every Director shall furnish the Secretary of the Company with an address to which notice of meetings and all other corporate notices may be served on or mailed to him. Unless waived before, at or after the meeting, as hereinafter provided, notice of each such meeting shall be given by the President or the persons calling such meetings to each Director in any of the following ways:

(a)                            By orally informing him of the meeting in person or by telephone not later than two days before the date of the meeting.

(b)                            By personal delivery to him not later than two days before the date of the meeting of written notice hereof.

(c)                             By mailing written notice to him or by sending notice to him by telegram, cablegram or radiogram, postage or other costs prepaid, addressed to him at the address furnished by him to the Secretary of the Company, or to such other address as the person sending the notice shall know to be correct. Such notice shall be posted or dispatched a sufficient length of time before the meeting so that in the ordinary course of the mail or the transmission of telegrams, cablegrams or radiograms delivery thereof would normally be made to him not later than two days before the date of the meeting.

Unless otherwise required by the Articles of Incorporation, the Code of Regulations, this Code of By-Laws or the laws of the State of Ohio (for example, see the provisions of the Code of Regulations with respect to the election or removal of Directors), the notice of any meeting need not specify the purpose or purposes thereof. Notice of any meeting of the Board may be waived by any Director, either before, at or after the meeting, in writing or by telegram, cablegram or radiogram.

Section 5.                                           Order of Business.

The order of business at meetings of the Board shall be such as the Chairman may prescribe or follow, subject, however, to him being overruled with respect thereto by a majority of the members of the Board present.

ARTICLE II
DEPOSITS AND BANK ACCOUNTS

Such general and special bank accounts shall be opened with, and all funds of the Company not otherwise employed shall be deposited from time to time to the credit of the Company in, such banks, trust companies or other depositaries as this Board may designate or select for the purpose.

ARTICLE III
AMENDMENT OF CODE OF BY-LAWS

At any meeting of the Board, notice of which shall have been given or waived, as required by this Code of By-Laws, this Code may be amended or repealed in whole or in part, or new By-Laws added thereto and adopted, by the affirmative vote of a majority of all of the Directors of the Company.